Exhibit 10.5

UNDERTAKING

WHEREAS, Diane M. Dudley ("Consultant") and MAXXAM Inc., a Delaware corporation (the "Company"), have entered into a Consulting Agreement dated December 30, 2004 (the "Agreement"); and

WHEREAS, Consultant has requested that the Company indemnify her against certain matters in connection with the Agreement, and the Company is willing to provide for such indemnification;

NOW, THEREFORE, the Company indemnifies Consultant against all expense, liability and loss (including, but not limited to, attorneys' fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) incurred or suffered by Consultant in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Consultant becomes a party or is threatened to be made a party by reason of the fact that Consultant, during her term of service as a consultant, is alleged to have served the Corporation, or any of its wholly owned subsidiaries, joint ventures, employee benefit plans or other enterprises, as a director, manager, officer, fiduciary or in a similar capacity. Sections 13, 15 and 16 of the Agreement shall also govern this instrument and are hereby incorporated herein by reference.

Dated: March 28, 2005	MAXXAM INC.

By:	/s/ Paul N. Schwartz

Its: President